Nayna Networks, Inc. 4699 Old Ironsides Drive, Suite 420 Santa Clara, CA 95054 Phone (408) 956-8000 Fax (408) 956-8730

Nayna Networks’ Appoints Dr. Won-Gil Choe To Its Board

Veteran Executive Strengthens Nayna’s Board

Santa Clara, Calif., USA - February 6, 2007 - Nayna Networks, Inc., (OTCBB: NAYN), a provider of next generation network solutions headquartered in Santa Clara, California, USA, today announced that its board of directors has appointed Dr. Won-Gil Choe to the board.

“We are fortunate to augment our board with Dr. Won-Gil Choe, whose vast expertise and strong financial background will be a great asset to Nayna Networks," said Naveen Bisht, president and CEO, Nayna Networks. I am delighted to welcome Dr. Choe to the Board, and am confident he will make strong and lasting contributions to Nayna’s growth and long-term success.

Additional Bio Information

Won-Gil Choe, Ph.D, is the CEO/President of Stanford Venture Group, Inc., which he founded. The company is primarily involved among others in management of Asian firms in US. He also serves as the President of TTCM China, Inc. Prior to founding the Stanford Venture Group, Inc., he was the Chairman and CEO of GAN Semiconductor, Inc., receiving funding from Siemens of Germany and Dow Corning Corporation who absorbed the Company later. Previously, Dr. Choe served as the President and CEO of Compressent Corporation, Inc. (NASDAQ), Cofounder and CFO of Mass Microsystems, Inc. (NASDAQ), CFO & Vice President of TeleVideo Systems (NASDAQ), Executive VP and CFO of Vacu Blast Corporation (NASDAQ). He was also with Applied Materials, Memorex, Philip-Signetics and Fairchild Semiconductor in engineering and general management capacities. Dr. Choe received BSIE from Arizona State University, MSIE from Stanford University and Ph.D in Corporate Finance from California Western University.

Nayna Networks, Inc. 4699 Old Ironsides Drive, Suite 420 Santa Clara, CA 95054 Phone (408) 956-8000 Fax (408) 956-8730

About Nayna Networks, Inc.

Nayna Networks, Inc., delivers next generation network solutions. More information is available at http://www.nayna.com/.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For more information regarding Forward Looking Statements and related risks, see the "Risk Factors" section of Nayna's filings with the SEC. The company undertakes no obligation to revise or update any forward-looking statements for any reason.

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Contact Information

Nayna Networks, Inc.
Jim Connor, 408-956-8000 x831
jim@nayna.com